                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61536
                                     Zero Coupon Convertible Debentures Due 2021
                                                             CUSIP No. 28336LAA7

                           [EL PASO CORPORATION LOGO]

                              EL PASO CORPORATION

                                 $1,766,500,000

            Zero Coupon Convertible Debentures Due February 28, 2021

                        8,456,621 shares of Common Stock

     The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See "Selling Security Holders" beginning on page
8. The shares of our common stock offered by this prospectus are issuable upon conversion or repurchase of the debentures offered by this prospectus.

     Holders may convert the debentures into shares of our common stock at any time before maturity at a conversion rate of 4.7872 shares per $1,000 principal amount at maturity. The conversion rate will not be adjusted for original issue discount, but will be subject to adjustment in certain events. Our common stock is listed and traded on the New York Stock Exchange and the Pacific Exchange under the symbol "EPG." On June 7, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $56.19 per share.

     On or after February 28, 2006, we may redeem any of the debentures at the redemption prices described in this prospectus. Holders may require us to repurchase the debentures at the repurchase prices described in this prospectus on February 28, 2006, February 28, 2011, and February 28, 2016. For a more detailed description of the debentures, see "Description of Debentures" beginning on page 10.

     Our principal executive offices are located at El Paso Building, 1001 Louisiana Street, Houston, Texas 77002. Our telephone number is (713) 420-2600.

     The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. The selling security holders may also sell the securities in private sales or through dealers or agents. The prices at which the securities may be sold will be at fixed offering prices, which may be changed, at varying prices to be determined at the time of sale or at negotiated prices. The selling security holders will be responsible for any commissions or discounts due to brokers, dealers or agents. We will pay all of the other offering expenses. We will not receive any proceeds from the sales of securities by selling security holders.

     INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 AND "FORWARD-LOOKING STATEMENTS" BEGINNING ON PAGE 5.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is June 8, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
About The Debentures........................................    2
Forward-Looking Statements and Risk Factors.................    3
Ratio of Earnings to Fixed Charges..........................    3
Risk Factors................................................    5
Cautionary Statement Regarding Forward-Looking Statements...    5
El Paso's Business..........................................    6
Use of Proceeds.............................................    6
Selling Security Holders....................................    8
Description of Debentures...................................   10
Description of Capital Stock................................   28
Plan of Distribution........................................   33
Material United States Federal Income Tax Considerations....   34
Legal Matters...............................................   39
Experts.....................................................   39
Where You Can Find More Information.........................   39

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. This means the debentures and the shares of common stock may be offered and sold using this prospectus from time to time as described in "Plan of Distribution."

     UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY OFFERING OR SALES MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO EL PASO AND USE PHRASES SUCH AS "WE," "US" AND "OUR" WE MEAN EL PASO CORPORATION AND ITS SUBSIDIARIES AS A WHOLE.

                              ABOUT THE DEBENTURES

Securities Offered.........  $1,766,500,000 aggregate principal amount at maturity of zero coupon convertible debentures due February 28, 2021, including 8,456,621 shares of common stock into which the debentures are convertible. We will not pay periodic interest on the debentures, except as described under "Description of Debentures -- Tax Event." See "Description of Debentures -- General."

Selling Security Holders...  The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See "Selling Security Holders."

Conversion.................  You have the option to convert the debentures into our common stock at any time prior to maturity or their earlier redemption. You can convert the debentures into common stock at a fixed conversion rate of 4.7872 shares per $1,000 principal amount at maturity. The conversion rate will be subject to adjustment if certain events occur. See "Description of Debentures -- Tax Event."

                             You may exercise the option to convert only before the debentures reach maturity and before we redeem or repurchase them.

Original Issue Discount....  We originally issued the debentures at an original issue discount for United States federal income tax purposes equal to the excess of their principal amount at maturity over the amount of their issue price (which was $452.89 per $1,000 principal amount at maturity). We will not make periodic cash payments of interest on the debentures, except as described under "Description of Debentures -- Tax Event." Nonetheless, you should be aware that accrued original issue discount will be included periodically in your gross income for United States federal income tax purposes. See "Material United States Federal Income Tax Considerations."

                             You should be aware that you will be responsible for the payment of taxes that may be due even though you may not receive any cash payment at the time original issue discount is included in your gross income.

Sinking Fund...............  None.

Redemption at Our Option...  We cannot redeem the debentures before February 28,
                             2006. At any time on or after February 28, 2006, we can redeem all or part of the debentures for cash. You can convert the debentures after they are called for redemption at any time up to the redemption date.

                             Redemption prices are equal to the issue price plus accrued original issue discount to the date of redemption. See "Description of Debentures -- Redemption of Debentures at Our Option."

Fundamental Change.........  You may require us to repurchase the debentures if we experience a Fundamental Change. The Fundamental Change purchase price is equal to the issue price plus accrued original issue discount to the date of repurchase, subject to adjustment in certain circumstances. See "Description of
                             Debentures -- Repurchase at the Option of the Holder Upon a Fundamental Change."

Repurchase at the Option of
the Holder.................  You may require us to repurchase the debentures on
                             February 28, 2006, February 28, 2011 and February 28, 2016 for a purchase price equal to the issue price of $452.89 plus accrued original issue discount to the date of repurchase. We may elect to pay all or a portion of the purchase price in common stock instead of cash. See "Description of Debentures -- Repurchase of Debentures at the Option of the Holder."

Conversion to Semiannual
  Coupon Debenture.........  If a tax event prevents us from deducting original issue discount payable on the debentures, we can elect to pay you interest in cash and terminate the further accrual of original issue discount. See "Description of Debentures -- Tax Event."

No Proceeds................  We will not receive any proceeds on the sale of the securities or the conversion of the debentures.

Stock Exchange Symbol......  Our common stock is listed on the New York Stock
                             Exchange and the Pacific Exchange under the symbol "EPG."

                  FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     See "Risk Factors," and "Forward-Looking Statements" immediately following this summary, for a discussion of certain factors relating to us, our business and an investment in our securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   QUARTER ENDED
                                                  YEAR ENDED DECEMBER 31,            MARCH 31,
                                            ------------------------------------   -------------
                                            1996    1997    1998   1999    2000    2000    2001
                                            -----   -----   ----   -----   -----   -----   -----
Ratio of Earnings to Fixed Charges........  2.63x   2.40x    --(1) 1.16x   2.20x   2.41x      --(1)

---------------

(1) Earnings were inadequate to cover fixed charges by $1 million for the year ended December 31, 1998, and $505 million for the quarter ended March 31, 2001.

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - minority interest in majority-owned subsidiaries;

     - interest expense, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest cost, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor;

     - the pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and

     - minority interest in majority-owned subsidiaries.

                                  RISK FACTORS

     Before you invest in the Debentures and in El Paso common stock, you should read the risks, uncertainties and factors which may adversely affect El Paso that are discussed under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K/A filed May 17, 2001, which are incorporated by reference in this prospectus.

RISKS RELATED TO THE DEBENTURES

We are a holding company that depends on cash flow from our subsidiaries to meet our debt service obligations.

     As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investment in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the debentures. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on these debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     The senior indenture governing the debentures, subject to certain restrictions, permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, which would in effect be senior to the debentures. The senior indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions on repurchase of the debentures and on the ability of such subsidiaries to make distributions, loans, other payments or asset transfers to us. The total long-term indebtedness of our subsidiaries as of March 31, 2001, was approximately $8 billion on a pro forma combined basis giving effect to our merger with Coastal.

We may not have the ability to raise the funds necessary to finance the change in control repurchase or the repurchase at the option of the holder.

     Upon the occurrence of specific kinds of change in control events, holders of debentures may require us to repurchase their debentures for cash. However, it is possible that we would not have sufficient funds at that time to make the required repurchase of debentures. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a change in control under the debentures.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the stock of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that our telecommunications strategy may not be successful;

     - the risk that the former businesses of The Coastal Corporation may not be successfully integrated with our businesses;

     - the risk that we may not fully realize the benefits expected to result from our merger with The Coastal Corporation;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described in our Current Report on Form 8-K/A filed May 17, 2001 and our 2000 Annual Report on Form 10-K under the heading "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               EL PASO'S BUSINESS

     El Paso is a global energy company with operations that span the wholesale energy value chain, from natural gas production and extraction to power generation. El Paso's principal operations include: the transportation, gathering, processing, and storage of natural gas; marketing of energy and energy-related commodities and products; generation of power; refining of petroleum; production of chemicals; development and operation of energy infrastructure facilities; exploration and production of natural gas and oil; and mining of coal.

     El Paso's principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and our telephone number is (713) 420-2600.

                                USE OF PROCEEDS

     The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds on the sale of the securities or conversion of the debentures. The shares of our common stock offered by this prospectus are issuable on conversion of the debentures.

                            SELLING SECURITY HOLDERS

     We originally sold the debentures to Credit Suisse First Boston Corporation
(CSFB) on February 28, 2001 in a private placement. CSFB has advised us that it resold the debentures in transactions exempt from the registration requirements of the Securities Act of 1933 to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. These subsequent purchasers (and their respective donees and transferees for no consideration) may from time to time offer and sell any or all of the debentures or the common stock issuable on conversion of the debentures pursuant to this prospectus.

     The debentures and the common stock to be offered and sold using this prospectus are being registered pursuant to a registration rights agreement between us and CSFB. In that agreement, we undertook to file a registration statement with regard to the debentures and common stock and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

     The selling security holders named below have advised us that they currently intend to sell the debentures and common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell debentures and common stock from time to time upon notice to us. See "Plan of Distribution."

     Before a security holder may use this prospectus in connection with an offering of securities, this prospectus will be supplemented to include the name and amount of debentures and common stock beneficially owned by the selling security holder and the amount of debentures and common stock to be offered. Any prospectus supplement will also disclose whether any selling security holder selling in connection with that prospectus supplement has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

     The following table is based solely on information provided by the selling security holders.

                                                                                                      NUMBER OF
                                                                                                      SHARES OF      NUMBER OF
                                                       AMOUNT OF     PERCENTAGE OF                      COMMON       SHARES OF
                                                       DEBENTURES     DEBENTURES       AMOUNT OF        STOCK         COMMON
                                                      BENEFICIALLY   BENEFICIALLY    DEBENTURES TO   BENEFICIALLY   STOCK TO BE
SELLING SECURITY HOLDER                                  OWNED           OWNED        BE SOLD(1)       OWNED(2)       SOLD(1)
-----------------------                               ------------   -------------   -------------   ------------   -----------
AIG SoundShore Holdings Ltd.........................    6,439,000            *          6,439,000        30,825         30,825
AIG SoundShore Opportunity Holding Fund Ltd.........    3,621,000            *          3,621,000        17,334         17,334
AIG SoundShore Strategic Holding Fund Ltd...........    1,890,000            *          1,890,000         9,048          9,048
Allstate Insurance Company..........................    2,600,000            *          2,600,000       226,055(18)    226,055
Allstate Life Insurance Company.....................    5,900,000            *          5,900,000        36,544(19)     36,544
Associated Electric & Gas Insurance Services
  Limited...........................................    1,500,000            *          1,500,000         7,181          7,181
Bancroft Convertible Fund, Inc. ....................    3,300,000            *          3,300,000        15,798         15,798
BBT Fund, L.P.(3)...................................   65,000,000         3.68         65,000,000       311,168        311,168
Bear, Stears & Co. Inc. ............................    5,000,000            *          5,000,000        23,936         23,936
Catholic Health East................................    3,246,000            *          3,246,000        15,539         15,539
Catholic Health East -- Pension Investment
  Program...........................................      442,000            *            442,000         2,116          2,116
Chrysler Corporation Master Retirement Trust........   13,880,000            *         13,880,000        66,446         66,446
CIBC World Markets..................................   10,000,000            *         10,000,000        47,872         47,872
Conseco Annuity Assurance Company --
  Multi-Bucket Annuity Convertible Bond Fund........    8,000,000            *          8,000,000        38,298         38,298
Credit Suisse First Boston Corporation(4)...........  258,600,000        14.65        258,600,000     1,237,970      1,237,970
Delta Air Lines Master Trust (c/o Oaktree Capital
  Management LLC)...................................    3,925,000            *          3,925,000        18,790         18,790
Delta Pilots D&S Trust..............................    2,160,000            *          2,160,000        10,340         10,340
Deusche Banc Alex Brown Inc.(5).....................   52,000,000         2.95         52,000,000       248,934        248,934
Dylan (IMA) Limited.................................    5,000,000            *          5,000,000        23,936         23,936
Federated Equity Income Fund, Inc.(6)...............   38,000,000         2.15         38,000,000       181,914        181,913
Federated Insurance Series, on behalf of its
  Federated Equity Income Fund II...................    1,500,000            *          1,500,000         7,181          7,181
First Union Securities Inc./BK Trading (7)..........   46,515,000         2.63         46,515,000       222,677        222,677
Fluor Corporation Master Retirement Trust...........    3,250,000            *          3,250,000        15,558         15,558
Fort Worth Employees' Retirement Fund...............    2,850,000            *          2,850,000        13,644         13,644
Global Bermuda Limited Partnership..................      900,000            *            900,000         4,308          4,308
Goldman Sachs and Company...........................      500,000            *            500,000         2,394          2,394
Highbridge International LLC(8).....................   87,025,000         4.93         87,025,000       416,606        416,606
Houston Police Officers Pension System..............    1,725,000            *          1,725,000         8,258          8,258
Jersey (Ima) Ltd....................................    6,000,000            *          6,000,000        28,723         28,723
JMG Capital Partners, LP............................    5,500,000            *          5,500,000        26,330         26,330
JMG Triton Offshore Fund, Ltd.(9)...................   28,000,000         1.59         28,000,000       134,042        134,042
J.P. Morgan Securities, Inc.(10)....................   36,940,000         2.09         36,940,000       176,839        176,839
Kaman Corporation Employees' Pension Fund...........    1,356,000            *          1,356,000         6,491          6,491
Lakeshore International Ltd.........................    2,100,000            *          2,100,000        10,053         10,053
Lehman Brothers Inc.(11)............................   27,500,000         1.56         27,500,000       131,648        131,648
LibertyView Funds L.P...............................   12,000,000            *         12,000,000        57,446         57,446

                                                                                                      NUMBER OF
                                                                                                      SHARES OF      NUMBER OF
                                                       AMOUNT OF     PERCENTAGE OF                      COMMON       SHARES OF
                                                       DEBENTURES     DEBENTURES       AMOUNT OF        STOCK         COMMON
                                                      BENEFICIALLY   BENEFICIALLY    DEBENTURES TO   BENEFICIALLY   STOCK TO BE
SELLING SECURITY HOLDER                                  OWNED           OWNED        BE SOLD(1)       OWNED(2)       SOLD(1)
-----------------------                               ------------   -------------   -------------   ------------   -----------
LibertyView Global Volatility Fund..................    9,000,000            *          9,000,000        43,085         43,085
Lutheran Brotherhood................................    6,400,000            *          6,400,000        30,638         30,638
Lydian Overseas Partners Master Fund(12)............   65,000,000         3.68         65,000,000       311,168        311,168
Motion Picture Industry Health Plan-
Active Member Fund..................................    1,375,000            *          1,375,000         6,582          6,582
Motion Picture Industry Health Plan-
Retiree Member Fund.................................      685,000            *            685,000         3,279          3,279
Nationwide Separate Account Trust, on behalf of its
  Nationwide Equity Income Fund.....................      840,000            *            840,000         4,021          4,021
Nomura Securities International Inc. ...............   17,500,000            *         17,500,000       539,500         83,776
OCM Convertible Trust...............................    9,765,000            *          9,765,000        46,747         46,747
Ohio National fund, Inc., on behalf of its Equity
  Income Portfolio..................................      140,000            *            140,000           670            670
Oppenheimer Convertible Securities Fund.............   15,000,000            *         15,000,000        71,808         71,808
Partner Reinsurance Company Ltd.....................    2,285,000            *          2,285,000        10,938         10,938
Pitney Bowes, Inc. Pension Plan.....................    2,728,000            *          2,728,000        13,059         13,059
RAM Trading Ltd.(13)................................   25,000,000         1.42         25,000,000       119,680        119,680
Royal Bank of Canada................................   10,000,000            *         10,000,000       314,025         47,872
Sagemore Hill Hub Fund Ltd..........................   10,000,000            *         10,000,000        47,872         47,872
SAM Investments LDC(14).............................  100,000,000         5.66        100,000,000       478,720        478,720
Shell Pension Trust.................................    4,416,000            *          4,416,000        21,140         21,140
Solomon Smith Barney Inc. ..........................      500,000            *            500,000         2,394           2394
Springfield Contributory Retirement Fund............      662,000            *            662,000         3,169          3,169
State Employees' Retirement Fund of the State of
  Delaware..........................................    5,930,000            *          5,930,000        28,388         28,388
State of Connecticut Combined Investment Funds......   12,760,000            *         12,760,000        61,085         61,085
Sutter Health Retirement Plan.......................    1,325,000            *          1,325,000         6,343          6,343
Teachers Insurance and Annuity Association(15)......   27,000,000         1.53         27,000,000       129,254        129,254
TQA Master Fund, Ltd................................    1,000,000            *          1,000,000         4,787          4,787
TQA Master Plus Fund, Ltd...........................    9,000,000            *          9,000,000        43,085         43,085
Tribeca Investments, L.L.C.(16).....................   70,000,000         3.96         70,000,000       335,104        335,104
UBS O'Conner LLC f/b/o O'Conner Global Convertible
  Portfolio.........................................    1,000,000            *          1,000,000         4,787          4,787
UBS O'Conner LLC f/b/o UBS Global Equity Arbitrage
  Master Ltd........................................   15,000,000            *         15,000,000        71,808         71,808
Value Line Convertible Fund, Inc. ..................    2,000,000            *          2,000,000         9,574          9,574
Van Kampen Harbor Fund (17).........................   21,000,000         1.19         21,000,000       100,531(20)    100,531
Van Kampen Utility Fund.............................    9,000,000            *          9,000,000        87,708(21)     43,085
Vanguard Convertible Securities Fund, Inc. .........   14,735,000            *         14,735,000        70,539         70,539
White River Securities L.L.C........................    5,000,000            *          5,000,000        23,936         23,936
Any other holder of the debentures or future
  transferee from any such holder(22)(23)...........  536,290,000        30.35        536,290,000     2,567,327      2,567,327

---------------
  *    Less than 1%
 (1) Because a selling security holder may sell al or a portion of the debentures and common stock pursuant to this prospectus, no estimate can be given as to the number or percentage of debentures and common stock that the selling security holder will hold upon termination of any sales.
 (2) None of the selling security holders beneficially owns one percent or more of the common stock.
 (3) The address of BBT Fund is 201 Main Street, Suite 3300, Ft. Worth, Texas 76102.
 (4) The address of Credit Suisse First Boston Corporation is 5 World Trade Center, New York, New York 10048.
 (5) The address of Deutsche Bank Alex Brown Inc is 1251 Avenue of the Americas, 26th Floor, New York, New York 10020.
 (6) The address of Federated Investors, Inc. is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222.
 (7) The address of First Union Securities, Inc./BK Trading is 8739 Research Drive, Charlotte, NC 28262.
 (8) The address of Highbridge International LLC is 767 5th Ave., 23rd Floor, New York, New York 10153.
 (9) The address of JMG Triton Offshore Partners, L.P. is 1999 Avenue of the Stars, Suite 2530, Los Angeles, CA 90067.
(10) The address of J.P. Morgan Securities Inc. is 1500 Stanton-Christiana Road, Newark, DE 19713.
(11) The address of Lehman Brothers Inc. is 3 World Financial Center, 6th Floor, New York, New York 10285.
(12) The address of Lydian Overseas Partners Master Fund is c/o Lydian Asset Management L.P., 101 East 52nd Street, 36th Floor, New York, New York 10022.
(13) The address of RAM Trading Ltd. is 650 Warrenville Road, Suite 408, Lisle, IL 60532.
(14) The address of SAM Investments LDC is 650 Warrenville Road, Suite 408, Lisle, IL 60532.
(15) The address of Teachers Insurance and Annuity Association is 730 Third Avenue, New York, New York 10017.
(16) The address of Tribeca Investments LLC is 399 Park Avenue, New York, New York 10043.
(17) The address of Van Kampen Harbor Fund c/o Van Kampen Asset Management, Inc., 2800 Post Oak Blvd., Houston, Texas 77056.
(18) Does not include 112,044 shares of common stock held by affiliates of Allstate Insurance Company.
(19) Does not include 301,555 shares of common stock held by affiliates of Allstate Life Insurance Company.
(20) Does not include 2,402,740 shares of common stock held by affiliates of Van Kampen Harbor Fund.
(21) Does not include 2,358,117 shares of common stock held by affiliates of Van Kampen Utility Fund.
(22) Information concerning other selling holders of debentures or underlying common stock will be set forth in prospectus supplements from time to time, if required.
(23) Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

     None of the selling security holders named above has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted above.

                           DESCRIPTION OF DEBENTURES

     The debentures were issued under an indenture, dated as of May 10, 1999, between El Paso and The Chase Manhattan Bank, as supplemented by the fifth supplemental indenture dated February 28, 2001. The debentures are subject to the terms of the indenture as so supplemented and those terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized in this section the material terms and provisions of the indenture as they relate to the debentures. You should read the indenture before you buy any of these debentures. References in this section to El Paso are solely to El Paso Corporation and not to its subsidiaries.

     The indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The indenture also provides that senior debt securities may be issued from time to time in one or more series. The debentures constitute a separate series of securities under the indenture.

GENERAL

     The debentures are general unsecured obligations of El Paso and are limited to an aggregate principal amount at maturity of $1,766,500,000. The debentures are scheduled to mature on February 28, 2021. The debentures will rank equally with all of our other unsecured and unsubordinated indebtedness. The debentures were originally sold at a substantial discount to their face amount due at maturity and therefore have original issue discount for U.S. federal income tax purposes. Please read "Material United States Federal Income Tax Considerations."

     There will be no periodic cash payments of interest on the debentures, except as described under "-- Tax Event" below. The accrual of original issue discount in the period during which a debenture remains outstanding will be computed on a semi-annual bond equivalent basis. The accrual of original issue discount commenced on the issue date of the debentures. Original issue discount or, if the debentures are converted to semi-annual coupon debentures following the occurrence of a tax event, interest on the debentures, will cease to accrue upon conversion, repurchase or redemption under the terms and subject to the conditions of the indenture.

     You have the option to convert your debentures into shares of our common stock at a conversion rate of 4.7872 shares of common stock per debenture. This is equivalent to an initial conversion price of $94.604 per share of common stock based on the price to investors of $452.89 per debenture. The conversion rate is subject to adjustment if specified events occur. Holders may surrender debentures for conversion at any time prior to maturity, unless previously redeemed or repurchased. Upon conversion, you will receive only shares of common stock plus cash in lieu of fractional shares, if any. You will not receive any cash payment for the accrued original issue discount to the conversion date.

INTEREST

     We do not pay cash interest on the debentures unless we elect to do so following a Tax Event as described under "-- Tax Event" below. You should be aware that original issue discount accruing for the period you hold the debentures must be included in your gross income for federal income tax purposes. Original issue discount is generally the difference between the adjusted issue price and the $1,000 principal amount of the debenture at maturity. See "Material United States Federal Income Tax Considerations."

REDEMPTION OF DEBENTURES AT OUR OPTION

     We may not redeem the debentures before February 28, 2006. Beginning on February 28, 2006, we can redeem the debentures for cash in whole or in part at any time, upon not less than 15 nor more than 60 days' notice by mail to holders of debentures, for a price in cash equal to the sum of (1) the $452.89 original issue price per debenture and (2) accrued original issue discount at a rate of 4.00% per annum, computed on a semi-annual bond equivalent basis. The debentures will be redeemable in multiples of $1,000 principal amount payable at maturity. No sinking fund is provided for the debentures.

     The table below shows redemption prices of debentures per $1,000 principal amount at maturity, at February 28, 2006, at each following February 28 prior to maturity and at maturity on February 28, 2021. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a debenture redeemed between any two dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the actual redemption date.

                                      DEBENTURE ORIGINAL   ACCRUED ORIGINAL ISSUE
REDEMPTION DATE                         ISSUE PRICE(1)      DISCOUNT AT 4.00%(2)    REDEMPTION PRICE((1) + (2))
---------------                       ------------------   ----------------------   ---------------------------
February 28, 2006...................       $452.89                $ 99.18                    $  552.07
February 28, 2007...................       $452.89                $121.48                    $  574.37
February 28, 2008...................       $452.89                $144.69                    $  597.58
February 28, 2009...................       $452.89                $168.83                    $  621.72
February 28, 2010...................       $452.89                $193.95                    $  646.84
February 28, 2011...................       $452.89                $220.08                    $  672.97
February 28, 2012...................       $452.89                $247.27                    $  700.16
February 28, 2013...................       $452.89                $275.56                    $  728.45
February 28, 2014...................       $452.89                $304.98                    $  757.87
February 28, 2015...................       $452.89                $335.60                    $  788.49
February 28, 2016...................       $452.89                $367.46                    $  820.35
February 28, 2017...................       $452.89                $400.60                    $  853.49
February 28, 2018...................       $452.89                $435.08                    $  887.97
February 28, 2019...................       $452.89                $470.95                    $  923.84
February 28, 2020...................       $452.89                $508.28                    $  961.17
February 28, 2021 (stated
  maturity).........................       $452.89                $547.11                    $1,000.00

     From and after the date a tax event occurs and we elect to pay cash interest at 4.00% per year on the debentures instead of accruing original issue discount, the principal amount for redemption will be restated and will be calculated by adding the $452.89 original issue price and the original issue discount which had accrued until the date on which we exercise the option to commence paying cash interest.

     If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your debentures for partial redemption and you convert a portion of the same debentures, the converted portion will be deemed to be from the portion selected for redemption. Debentures registered in the name of DTC or its nominee will be redeemed as described under the caption entitled "-- Book-Entry System."

CONVERSION OF DEBENTURES BY HOLDERS

     You have the right to convert each debenture into 4.7872 shares of common stock so long as the conditions described below are met. You may convert a debenture into shares of common stock at any time until the close of business on the last business day prior to February 28, 2021. If a debenture has been called for redemption, you will be entitled to convert the debenture until the close of business on the business day immediately preceding the date of redemption, unless we default in the payment of the redemption price. If you have delivered a repurchase notice exercising your option to require us to repurchase your debenture, you may not convert the debenture unless you withdraw the notice in accordance with the terms of the indenture. Similarly, if you exercise your option to require us to repurchase your debenture upon a change in control (as described under "Change in Control" below), that debenture may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. You may convert your debentures in part so long as you elect to convert debentures with an integral multiple of $1,000 principal amount at maturity.

     The initial conversion rate is 4.7872 shares of our common stock for each $1,000 principal amount at maturity of debentures. This is equivalent to an initial conversion price of $94.604 per share of our common stock based on the original issue price per debenture. You will not receive any cash payment representing accrued original issue discount upon conversion of a debenture. Instead, upon conversion we will deliver to you a fixed number of shares of our common stock and a cash payment to account for fractional shares, if any. The cash payment for fractional shares will be based on the closing price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of our common stock will be deemed to satisfy our obligation to pay the principal amount of the debenture, including accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued original issue discount.

     The conversion rate will be subject to adjustment upon the following events:

     - issuance of shares of our common stock as a dividend or distribution on our outstanding common stock;

     - any specified subdivision, combination or reclassification of the outstanding common stock;

     - issuance to all stockholders of rights or warrants that allow the holders to purchase shares of our common stock at less than the current market price; provided that no adjustment will be made if holders of the debentures may participate in such issuance on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

     - distribution to all stockholders of debt or other assets but excluding distributions of rights and warrants described above and all-cash distributions; provided that no adjustment will be made if holders of the debentures may participate in such distribution;

     - the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution, provided that no adjustment will be made if holders of the debentures may participate in such distribution; and

     - the purchase of shares of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of our common stock on the expiration date of the tender offer.

     Each share of common stock issued upon conversion of a debenture will include a right issued under our existing shareholder rights agreement. If our existing shareholder rights agreement expires or is terminated and, while the debentures are outstanding, we implement another shareholder rights plan, such plan will provide that in lieu of making an adjustment of the conversion rate, each share of our common stock issued upon conversion of the debentures at any time will include a preferred stock purchase right

(notwithstanding the occurrence of an event causing such rights to separate from our common stock prior to conversion). As a result, there will not be any adjustment to the conversion rate as a result of:

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of the rights in accordance with the shareholder rights agreement; or

     - the termination or invalidation of the rights.

     We may from time to time increase the conversion rate to the extent permitted by law by any amount for any period if the period is at least 20 days or such longer period as may be required by law, so long as the increase is irrevocable during the period. Subsequent to such increase, we may from time to time lower the conversion rate to any rate that is not lower than the conversion rate that would have been applicable had such increase not been made, if we determine that the decrease would be in our best interests. For purposes of this paragraph, a determination by our board of directors will be conclusive. If we increase or decrease the conversion rate, we will give at least seven days' notice of the increase. We may, at our option, make increases in the conversion rate, in addition to those described above, as we deem advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as a dividend distribution or a right to acquire stock for income tax purposes. See "Material United States Federal Income Tax Considerations."

     No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

     Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

     If we exercise our option to pay interest in cash in lieu of accruing original issue discount on a debenture following a tax event, the holder will be entitled on conversion to receive the same number of shares of common stock that the holder would have received if we had not exercised our option. If we exercise our option, debentures surrendered for conversion during the period from the close of business on the record date next preceding the next interest payment date to the opening of business on the next interest payment date (except debentures to be redeemed on the next interest payment date) must also be accompanied by an amount equal to the accrued and unpaid interest on the debenture that the registered holder is to receive in cash. Except where debentures surrendered for conversion must be accompanied by the payment described in this paragraph, no interest on converted debentures will be payable by us on any interest payment date subsequent to the date of conversion. See
"-- Tax Event."

     In the case of either: (1) any reclassification of the common stock, or (2) a consolidation or merger involving El Paso or a conveyance, transfer or lease to another entity of the property and assets of El Paso substantially as an entirety, if holders of our common stock would be entitled to receive any form of consideration with respect to or in exchange for common stock, the holders of the debentures then outstanding would be entitled to convert their debentures into the kind and amount of consideration which they would have owned or been entitled to receive had their debentures been converted immediately prior to the applicable transaction. This assumes that a holder of debentures would not have exercised any rights of election as to the consideration receivable in connection with the transaction.

     In the event of a taxable distribution to holders of common stock or in certain other circumstances requiring an adjustment to the conversion rate, the holders of debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Material United States Federal Income Tax Considerations."

REPURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     You have the right to require us to repurchase the debentures on February 28, 2006, February 28, 2011 and February 28, 2016. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day next preceding the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the debenture(s) for which the withdrawn notice was given. Our repurchase obligation will be subject to some additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk Factors" under the caption "We May Not Have the Ability to Raise the Funds Necessary to Finance the Change in Control Repurchase or the Repurchase at the Option of the Holder."

     The purchase price payable in respect of a debenture will be equal to the $452.89 original issue price plus accrued original issue discount to the repurchase date. The repurchase prices of a debenture as of each of the repurchase dates will be:

REPURCHASE DATE                                               REPURCHASE PRICE
---------------                                               ----------------
February 28, 2006...........................................      $552.07
February 28, 2011...........................................      $672.97
February 28, 2016...........................................      $820.35

     We will have the option to pay the purchase price, in whole or in part, in our common stock, in cash or in a combination of cash and shares of our common stock. For a discussion of the tax treatment of a holder receiving cash, shares of our common stock or any combination thereof, please read "Material United States Federal Income Tax Considerations." If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us in respect of the portion of the purchase price to be paid in common stock will be equal to that portion of the purchase price divided by the market price of one share of our common stock, such market price to be determined as provided below. However, no fractional shares of our common stock will be delivered upon any repurchase by El Paso of debentures. Instead, we will pay cash based on the market price for all fractional shares.

     If following a tax event, we have previously exercised our option to pay cash interest instead of accruing original issue discount on the debentures, the repurchase price will be equal to the restated principal amount plus the accrued and unpaid interest that accrued on the debenture from the date we exercise our option through the repurchase date. See "-- Tax Event."

     If we choose to pay the repurchase price in whole or in part in shares of our common stock or a combination of cash and shares of our common stock, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (that is, if the notice contemplated in this paragraph is not given, we will pay the repurchase price with cash), stating among other things:

     - whether we will pay the purchase price of the debentures in cash, in shares of our common stock, or any combination thereof, specifying the percentages of each;

     - if we elect to pay all or part of the purchase price in shares of our common stock, the method of calculating the market price of our common stock; and

     - the procedures that holders must follow to require us to repurchase their debentures.

     Your notice electing to require us to repurchase your debentures must state:

     - if certificated debentures have been issued, the debenture certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     - the portion of the principal amount at maturity of debentures to be repurchased, in integral multiples of $1,000;

     - that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture and the debentures; and

     - if we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the third business day prior to the repurchase date, as described below, whether the holder elects:

          (1) to withdraw the repurchase notice as to some or all of the debentures to which it relates, or

          (2) to receive cash in respect of the entire repurchase price for all debentures or portions of debentures subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Material United States Federal Income Tax Considerations."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day next preceding the repurchase date. The notice of withdrawal must state:

     - the principal amount at maturity of the withdrawn debenture(s);

     - if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

     - the principal amount at maturity, if any, which remains subject to the repurchase notice.

     For purposes of any repurchase to be made as described herein with shares of our common stock, the term "market price" means the average of the sale prices of our common stock for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day immediately preceding the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to our common stock.

     The "sale price" of our common stock on any date means the reported closing sale price per share of our common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on the date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not traded on a United States national or regional securities exchange, as reported by the Nasdaq System.

     Because the market price of the common stock is determined prior to the applicable repurchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the repurchase date. We may pay the purchase price or any portion of the purchase price in shares of our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of our common stock to be paid upon redemption of the debentures, we will issue a press release containing this information or publish the information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

     El Paso's right to repurchase debentures with common stock is subject to the satisfaction of various conditions, including:

     - the registration of the common stock under the Securities Act, if required, and

     - compliance with other applicable federal and state securities laws, if any.

     If the conditions are not satisfied by a repurchase date, El Paso will pay the purchase price of the debentures to be purchased on the repurchase date entirely in cash. El Paso will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may then be applicable. In connection with any offer by us to repurchase debentures at the option of holders, we will file Schedule TO or any other schedule required.

     A holder must either effect book-entry transfer or deliver the debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment promptly following the later of the repurchase date and the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date, then on and after such date:

     - the debenture will cease to be outstanding;

     - original issue discount (or, if the debentures have been converted to interest-bearing debentures following a tax event, interest) will cease to accrue; and

     - all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the purchase price upon book-entry transfer or delivery of the debenture.

     No debentures may be repurchased at the option of the holder for cash if there has occurred, prior to, on or after the giving by the holders of the debentures of the required repurchase notice, and is continuing an event of default described under "-- Events of Default; Notice and Waiver" below, other than a default in the payment of the purchase price with respect to the debentures.

RANKING

     The debentures constitute senior debt of El Paso and rank equally with all of our unsecured and unsubordinated debt and will rank senior to any future subordinated indebtedness.

     El Paso is a holding company that conducts all of its operations exclusively through its subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debentures. In addition, holders of the debentures have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

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

TAX EVENT

     We have the option to elect to pay cash interest on the debentures from and after the date a tax event (as defined below) occurs instead of accruing original issue discount. The principal amount, which will be restated if we exercise this option, will be calculated by adding the $452.89 original issue price per debenture and the original issue discount which had accrued up until the date on which we exercise this option. This restated principal amount will be the amount due at maturity (instead of $1,000). If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semi-annually on February 28 and August 28.

     A tax event occurs when we receive an opinion from an experienced independent tax counsel stating that, as a result of either:

     - any amendment, change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States; or

     - any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

there is more than an insubstantial risk that interest, including original issue discount, payable on the debentures either

     - would not be deductible on a current accrual basis; or

     - would not be deductible under any other method,

in whole or in part, by us for United States federal income tax purposes.

CHANGE IN CONTROL

     If we undergo a change in control, you will have the option to require us to purchase your debentures 35 business days after the change in control. If you exercise this option, we will pay you a purchase price equal to the $452.89 original issue price per debenture plus accrued original issue discount thereon through the purchase date or, if we have elected to pay cash interest on the debentures following a tax event, the restated principal amount plus accrued and unpaid interest through the purchase date. You may require us to purchase all or any part of the debentures so long as the principal amount at maturity of the debentures being purchased is a multiple of $1,000.

     A change in control will occur in the following situations:

     - any person or group (other than El Paso or any of its subsidiaries) after the first issuance of debentures becomes the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

     - we consolidate with or merge into another person (other than a subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to a person (other than a subsidiary), or any person (other than a subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will constitute a change in control if, after a transaction, the persons that beneficially owned our voting stock immediately prior to the transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors;

unless, in each case, at least 50% of the consideration, other than cash payments for fractional shares, in the transaction or transactions constituting the change in control, consists of shares of voting common stock of the person that are, or upon issuance will be, traded on a national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     You must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the debentures are to be repurchased to exercise the repurchase right upon a change in control. This notice must specify the debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 business days after a change in control, we will publish and mail to the trustee and to each holder of the debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to purchase its debentures.

     If a change in control were to occur, we may not have enough funds to pay the change in control repurchase price. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the debentures when required following a change in control, we will be in default under the indenture whether or not repurchase is permitted by the related subordination provisions.

MERGER AND SALES OF ASSETS BY EL PASO

     The indenture generally permits a consolidation or merger by El Paso with another entity or a sale by us of all or substantially all of our assets as an entirety. We have agreed, however, that we will not consolidate with or merge with or into any other person or convey or transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

     - we are the continuing corporation or, if we are not the continuing corporation, the resulting, surviving or transferee person is a corporation or partnership organized under the laws of the United States or any state thereof or the District of Columbia;

     - the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debentures and the performance of every covenant in the indenture to be performed or observed by us and provides for conversion rights in accordance with applicable provisions of the indenture;

     - immediately after giving effect to the transaction, no event of default (as defined in the indenture) exists; and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

     In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the debentures, with the same effect as if it had been named in the indenture as our company.

COVENANTS

     The indenture contains covenants that are applicable (unless waived or amended) so long as any debentures remain outstanding.

     LIMITATION ON LIENS. The indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any debt of El Paso or any other person (other than the debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not, however, prohibit us from creating the following:

     - Any lien upon any property or assets of El Paso or any restricted subsidiary in existence on the date the debentures are issued or created pursuant to an "after-acquired property" clause or similar term in existence on the date the debentures are issued or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date the debentures are issued;

     - Any lien upon any property or assets created at the time of acquisition of such property or assets by El Paso or any restricted subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

     - Any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any restricted subsidiary (whether or not the obligations secured thereby are assumed by us or any restricted subsidiary);

     - Any lien upon any property or assets of a person existing thereon at the time such person becomes a restricted subsidiary by acquisition, merger or otherwise;

     - The assumption by us or any restricted subsidiary of obligations secured by any lien existing at the time of the acquisition by us or any restricted subsidiary of the property or assets subject to such lien or at the time of the acquisition of the person which owns such property or assets;

     - Any lien on property to secure all or part of the cost of construction or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

     - Any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

     - Any lien arising from or in connection with a conveyance by us or any restricted subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

     - Any lien in favor of El Paso or any restricted subsidiary;

     - Any lien created or assumed by El Paso or any restricted subsidiary in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by El Paso or any subsidiary;

     - Any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

     - Permitted liens (as defined below);

     - Any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by any of the 12 bullet points above; or

     - Any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in the 13 bullet points above, or of any debt secured thereby; provided, however, that the principal amount of debt secured thereby shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing limitation on liens, under the indenture, we may, and we may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure debt of El Paso or any person (other than debt securities issued under the indenture) that is not excepted by the 14 bullet points in the preceding paragraph without securing the debt securities issued under the indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by the four bullet points of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

     LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. The indenture also provides that we will not, nor will we permit any restricted subsidiary to engage in a sale-leaseback transaction, unless:

     - such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later;

     - the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

     - El Paso or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the debt securities; or

     - El Paso or such restricted subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of El Paso or any such restricted subsidiary, or (B) investment in another principal property.

     Notwithstanding the limitation on liens described in the immediately preceding paragraph, under the indenture we may, and we may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by any of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon principal properties not excepted by the 14 bullet points of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

CERTAIN DEFINITIONS

     The following are definitions of some terms used in the above covenant descriptions:

          "CONSOLIDATED NET TANGIBLE ASSETS" means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of El Paso and its consolidated subsidiaries for El Paso's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

          "DEBT" means any obligation created or assumed by any person for the repayment of money borrowed and any purchase money obligation created or assumed by such person.

          "FUNDED DEBT" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

          "LIEN" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

          "PERMITTED LIENS" means:

        - liens upon rights-of-way for pipeline purposes;

        - any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;

        - the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

        - liens of taxes and assessments which are (1) for the then current year, (2) not at the time delinquent, or (3) delinquent but the validity of which is being contested at the time by El Paso or any subsidiary in good faith;

        - liens of, or to secure performance of, leases;

        - any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

        - any lien upon property or assets acquired or sold by El Paso or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

        - any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

        - any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by El Paso or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or

        - any lien in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

          "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

          "PRINCIPAL PROPERTY" means (1) any pipeline assets of El Paso or any subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (2) any processing or manufacturing plant owned or leased by El Paso or any subsidiary that is located within the United States or Canada, except, in the case of either clause (1) or
     (2), any such assets or plant which, in the opinion of El Paso's board of directors, is not material in relation to the activities of El Paso and its subsidiaries as a whole.

          "RESTRICTED SUBSIDIARY" means any subsidiary of El Paso owning or leasing any principal property.

          "SALE-LEASEBACK TRANSACTION" means the sale or transfer by El Paso or any restricted subsidiary of any principal property to a person (other than El Paso or a subsidiary) and the taking back by El Paso or any restricted subsidiary, as the case may be, of a lease of such principal property.

EVENTS OF DEFAULT

     The following are events of default with respect to the debentures:

     - default for 30 days in the payment of any interest on the debentures (after any election by us to pay cash interest on the debentures following a tax event) or in the payment of any additional interest due under the registration rights agreement;

     - default in payment of the principal of or any premium on the debentures at maturity (or, if we have elected to pay cash interest on the debentures following a tax event, the restated principal amount), original issue price, accrued original issue discount, redemption price, repurchase price or change in control price, when the same becomes due and payable;

     - our failure to comply with any of our covenants or agreements in the debentures or in the indenture (other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure;

     - specified events involving bankruptcy, insolvency or reorganization of El Paso.

     The trustee may withhold notice to the holders of the debentures of any default or event of default (except in any payment on the debentures) if the trustee considers it in the interest of the holders of the debentures to do so.

     If an event of default for the debentures occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debentures (or, in some cases, 25% in principal amount of all debt securities under the senior indenture affected, voting as one class) may declare the original issue price plus accrued original issue discount on the debentures to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debentures can void the declaration. If we exercise our option to pay interest instead of accruing original issue discount on the debentures following a tax event, the declaration of acceleration referred to above will make the restated principal amount plus accrued and unpaid interest immediately payable.

     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the debentures may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the debentures.

     No holder of any debentures may institute any action, or pursue any remedy under the indenture, unless:

     - such holder gives the trustee written notice of a continuing event of default for the debentures;

     - the holders of not less than 25% in principal amount of the outstanding debentures make a written request to the trustee to pursue the remedy;

     - such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee;

     - the trustee has failed to institute an action for a period of 60 days after receipt of notice and offer of indemnity; and

     - during that 60-day period, the holders of a majority in principal amount of the debentures do not give the trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of debentures to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of

     - conducting any proceeding for any remedy available to the trustee; and

     - exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

     The indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture.

MODIFICATION AND WAIVER

     We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debenture, however, no modification may:

     - change the stated maturity of the principal of, or any installment of principal of or interest, if any, on, any security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon;

     - reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the indenture;

     - change any of our obligations with respect to outstanding securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for such series;

     - subject to specific limitations, modify specified provisions of the indenture except to increase the percentage of holders of a series required to take action under that provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby; or

     - adversely affect the conversion or repurchase provisions of the debentures.

     We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

     - to secure the debentures pursuant to the requirements of the indenture or otherwise;

     - to evidence the succession of another person to El Paso and the assumption by any such successor of our covenants in the indenture and in the debentures;

     - to add to our covenants or the events of default for the benefit of the holders of all or any series of our securities (and if such covenants or events of default are to be for the benefit of less than all series of securities, stating that such covenants or events of default, as the case may be, are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon us;

     - to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of our securities; provided, however, that any such addition, change or elimination will become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

     - to establish the form or terms of securities of any series as permitted by the indenture;

     - to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to comply with any applicable mandatory provisions of law or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interests of the holders of securities of any series in any material respect;

     - to evidence and provide for the acceptance of appointment of a successor trustee with respect to the securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

     - to modify, eliminate or add to the provisions of the indenture to the extent necessary to effect the qualification of the indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted, and such other provisions as may be required under the Trust Indenture Act.

     The holders of a majority in principal amount of the outstanding debentures (or of all debt securities affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities sufficient to make payments on the debentures on the dates those payments are due and payable, then, at our option, either of the following will occur:

     - we will be discharged from our obligations with respect to the debentures ("legal defeasance"); or

     - the related events of default will no longer apply to us ("covenant defeasance").

     If we defease the debentures, the holders of the debentures will not be entitled to the benefits of the senior indenture, except for our obligations to register the transfer or exchange of debentures, replace stolen, lost or mutilated debentures or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debentures will also survive.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debentures to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

GOVERNING LAW

     The senior indenture and the debentures are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

TRUSTEE

     The Chase Manhattan Bank is the trustee, registrar, conversion agent and paying agent in respect of the debentures.

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the senior indenture at the request of any of the holders of any debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     If the trustee becomes one of our creditors, it will be subject to limitations in the senior indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We issued the debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debentures will be exchangeable for other debentures, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any debenture either:

     - during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

     - if the debentures have been called for redemption in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

PAYMENT AND PAYING AGENTS

     Payments on the debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global debentures, by wire transfer. We will make interest payments to the person in whose name the debenture is registered at the close of business on the record date for the interest payment.

     The Chase Manhattan Bank is designated as our paying agent for payments on debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debentures that remain

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

unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

BOOK-ENTRY SYSTEM

     The debentures are represented by several Global Securities (each a "Global Security"). Each Global Security has been deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

     DTC will credit on its book-entry registration and transfer system the accounts of persons holding beneficial interest in the Global Security with the respective principal amounts of the debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. None of El Paso, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in definitive form in exchange for the entire Global Security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a Global Security and, in such event, will issue debentures in definitive form in exchange for the entire Global Security relating to the debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debentures represented by the Global Security equal in principal amount to the beneficial interest and to have the debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and multiples thereof, unless otherwise specified by us.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of
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

certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers, and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to Cede & Co., as nominee of DTC. If less than all of the debentures are being redeemed, DTC will reduce the amount of interest of each participant in the debentures in accordance with its procedures.

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

                          DESCRIPTION OF CAPITAL STOCK

     The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (1) our Restated Certificate of Incorporation, as amended (the "charter"), and the Amended and Restated Shareholder Rights Agreement, dated as of January 20, 1999, between us and Fleet National Bank c/o EquiServe, as rights agent (the "shareholder rights agreement"), copies of which are available upon request to El Paso, and (2) the certificate of designation relating to each series of preferred stock, which will be filed with the SEC at, or prior to, the time of the offering of such series of preferred stock.

GENERAL

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. As of May 4, 2001, there were 509,175,906 shares of common stock and 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock issued and outstanding.

COMMON STOCK

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are, and the common stock offered by this offering circular will be, fully paid and nonassessable upon issuance against full payment of the purchase price.

     Fleet National Bank c/o EquiServe is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock and to divide the preferred stock into one or more series. The Board may fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The description of preferred stock set forth below does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of preferred stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series. The certificate of designation relating to each series will specify the terms of the preferred stock as follows:

     - The maximum number of shares to constitute each series and the distinctive designation of the shares;

     - The annual dividend rate, if any, on shares of each series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;
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

     - The purchase price and terms of conditions of the shares of each series, including the time during which shares of each series may be redeemed and any accumulated dividends that the holders of shares of each series shall be entitled to receive upon the redemption of the shares;

     - The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of each series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of El Paso;

     - Whether or not the shares of each series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

     - The terms and conditions, if any, on which the shares of each series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of our capital stock, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - The voting rights, if any, on the shares of each series; and

     - Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions on each series.

     As of the date of this offering circular, 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock are outstanding. Pursuant to the shareholder rights agreement, our board of directors has designated 7,500,000 shares of Series A preferred stock. A summary description of each of the shareholder rights agreement, the Series A preferred stock and the Series B Mandatorily Convertible Single Reset Preferred Stock is set forth below. You should refer to the full text of the shareholder rights agreement and the certificate of designation for each series of preferred stock for more complete descriptions.

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, the board of directors of El Paso Natural Gas Company, our predecessor ("EPG"), declared a dividend distribution of one preferred stock purchase right (an "EPG right") for each share of EPG's common stock par value $3.00 per share, then outstanding. In July 1997, EPG's board amended EPG's shareholder rights agreement pursuant to which the EPG rights were issued. All shares of EPG common stock issued subsequent to July 1992 also included these EPG rights. In connection with the holding company reorganization effected as of August 1, 1998, each one-half EPG right then associated with each outstanding share of EPG common stock was converted into one preferred stock purchase right (a "right") associated with each share of our common stock. All shares of our common stock issued after August 1, 1998 will also include a right. Under conditions specified in the shareholder rights agreement, each right may be exercised to purchase from us one two-hundredths of a share of a series of our preferred stock, designated as Series A junior participating preferred stock, par value $.01 per share (the "Series A preferred stock"), at a price of $75 per one two-hundredths of a share, subject to adjustment. In January 1999, the shareholder rights agreement was amended and restated.

     Our charter provides that the holders of a whole share of Series A preferred stock are entitled to 200 votes per share on all matters submitted to a vote of our stockholders subject to adjustment. In addition, during any period that dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividend payments, the holders of Series A preferred stock will have the right to vote together as a class to elect two of our directors.

     The rights will separate from the common stock and will become exercisable on the earlier of (1) the first date of the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the voting power of all of our outstanding voting securities and (2) 10 business days (or such later date as the board may determine) after the commencement of, or
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

announcement of an intention to commence, a tender or exchange offer, that would result in a person or group beneficially owning 15% or more of our voting securities. If, after the rights become exercisable, we are involved in a merger or other business combination transaction in which our common stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each holder of a right will have the right to purchase at the right's then-current exercise price, common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. If a person becomes the beneficial owner of securities having 15% or more of the voting power of all of our then-outstanding voting securities (except pursuant to a "permitted offer"), or if, during any period of such ownership, there shall be any reclassification of securities or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of our equity securities or any of our subsidiaries which is directly or indirectly owned by such person, then for the next 60 days each right not owned by such person will entitle the holder of the right to purchase, at the right's then-current exercise price, shares of common stock or, in the discretion of the board, the number of one two-hundredths of a shares of series A preferred stock (or in circumstances specified in the shareholder rights agreement, other of our equity securities with at least the same economic value as the common stock) having a market value of twice the right's then-current exercise price. The rights, which have no voting rights, expire no later than 5:00 p.m., New York time on July 7, 2002. A "permitted offer" is a tender or exchange offer for all outstanding shares of common stock which is at a price and on terms determined, prior to the purchase of shares in such offer, by a majority of the disinterested directors to be adequate and otherwise in the best interests of us and our stockholders (other than the person and its affiliates making the offer), taking into account all factors that such disinterested directors deem relevant. "Disinterested directors" are directors who are neither our officers nor the officers an acquiring company or affiliate, associate or representative of such a company, or a person directly or indirectly proposed or nominated as director by a transaction person (as defined in the shareholder rights agreement). We may redeem the rights under circumstances specified in the shareholder rights agreement, prior to their expiration date at a purchase price of $.01 per right. It is possible that the existence of the rights may have the effect of delaying, deterring or preventing our takeover.

     Each share of our common stock issued upon conversion of the debentures will include a right issued under the shareholder rights agreement.

EL PASO SERIES B MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK

     In March 2000, we issued 200,000 shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock having an initial aggregate liquidation preference of $1,000,000,000 in connection with the issuance by Limestone Electron Trust and Limestone Electron, Inc. of $1,000,000,000 aggregate principal amount of notes (the "Limestone Notes"). The shares of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock were deposited under a share trust agreement into a trust established for the benefit of the holders of the Limestone Notes. We are the beneficial owner of the trust. The preferred shares are to be sold by the trust only if:

     - the Limestone Notes are accelerated as a result of an event of default, including, in addition to various defaults under the documentation relating to the transactions pursuant to which the Limestone Notes were issued, payment defaults by El Paso under debt obligations specified in the documentation relating to the transactions;

     - the funds necessary to pay the Limestone Notes upon maturity are not timely deposited; or

     - our credit ratings fall below investment grade and our common stock price for ten consecutive trading days falls below $27.07, subject to certain adjustments.

     The date that the preferred shares are sold by the trust, or under certain circumstances the date of a failed remarketing of the preferred shares, is the "Rate Reset Date," and the market price of El Paso common stock on the day such sale is priced or the date of such failed remarketing is the "Reset Price,"

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

which price is subject to certain antidilution adjustments. If the Limestone Notes, which mature on March 15, 2003, are timely repaid in full, we expect the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be retired and canceled.

     No dividends are payable on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock prior to the Rate Reset Date. After the Rate Reset Date, dividends are payable at a rate equal to 7% per annum plus an amount which is intended to approximate the dividend yield on the El Paso common stock as of the Rate Reset Date. Such dividends are payable quarterly in arrears and are cumulative. The amount payable on shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock and the El Paso Series A Participating Junior Preferred Stock. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock is not redeemable after the Rate Reset Date.

     After the Rate Reset Date and prior to the date on which the El Paso Series B Mandatorily Convertible Single Reset preferred Stock automatically convert into shares of El Paso common stock, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be entitled to convert the preferred shares into El Paso common stock based on a conversion price of 110% of the Reset Price. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be converted automatically into El Paso common stock on the later to occur of the third anniversary of the Rate Reset Date and March 15, 2006, and holders will also be entitled to receive cash equal to all accrued dividends. The number of shares of El Paso common stock issuable per share of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock upon automatic conversion will equal the quotient of $5,000 divided by a conversion price which will be between 100% to 110% of the Reset Price, depending on the market price of El Paso common stock at the time of automatic conversion.

     The holders of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock generally have no voting rights except as may be required by statute, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority thereof to effect:

     - an amendment to El Paso's certificate of incorporation that would adversely affect the powers, rights or preferences of the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock;

     - the authorization or issuance of capital stock ranking senior to the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock; or

     - the merger or consolidation of El Paso in which holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock do not receive or continue to hold a similar interest in the surviving entity, subject to certain exceptions.

     If full cumulative dividends on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock are not paid for six consecutive quarters, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock (together with the holders of any other series of capital stock, including the Series A preferred stock, that are entitled to elect directors as a result of dividend arrearages) will have the right to elect two directors to El Paso's Board of Directors until all dividend arrearages have been paid. If we fail to pay dividends when due on El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, we are prohibited from paying dividends on prior stock, including El Paso common stock and Series A preferred stock, and we and our subsidiaries are prohibited from redeeming or acquiring junior stock, including El Paso common stock and Series A preferred stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business

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

combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

EL PASO'S RESTATED CERTIFICATE OF INCORPORATION

     Our charter contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or other business transactions, including the issuance of our stock ("business combinations"). Our charter requires the affirmative vote of 51% or more of our voting stock, excluding any voting stock held by an interested stockholder (defined in our charter as any person who owns 10% or more of the voting stock and specifically defined affiliates), with respect to all business combinations involving the interested stockholder, unless directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote that (1) the proposed consideration meets specified minimum price criteria, or (2)(A) the interested stockholder holds 80% or more of the voting stock and (B) the interested stockholder has not received (other than proportionately as a stockholder) the benefit of any financial assistance from us, whether in anticipation of or in connection with such business combination. To meet the minimum price criteria, all stockholders must receive consideration or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. Our charter also requires the dissemination to stockholders of a proxy or information statement describing the business combination.

     Our charter also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of our charter to repeal or alter the above provisions without the affirmative vote of 51% of our voting stock, excluding voting stock held by any interested stockholder.

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

                              PLAN OF DISTRIBUTION

     The debentures and common stock are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We have agreed to bear all expenses in connection with the registration of the debentures and common stock, other than discounts and commissions. We will not receive any of the proceeds from the offering of debentures and common stock by the selling security holders or the issuance of common stock on conversion of the debentures.

     The selling security holders (and their respective donees and transferees for no consideration) may sell all or a portion of the debentures and common stock beneficially owned by them and offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be determined at the time of sale. The selling security holders may also make private sales directly or through a broker. Alternatively, any of the selling security holders may from time to time offer the debentures and common stock beneficially owned by them through dealers or agents, who may receive compensation in the form of commissions or concessions from the selling security holders and the purchasers for whom they may act as agent. The aggregate proceeds to the selling security holders from the sale of the debentures and common stock offered by them will be the purchase price less discounts and commissions, if any.

     The debentures and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Prices will be determined by the holders of the securities or by agreement between the holders and dealers who may receive fees or commissions in connection with the sale.

     The shares of our common stock offered by this prospectus are issuable on conversion of the debentures. Holders may convert the debentures into shares of our common stock at any time before maturity at a conversion rate of 4.7872 shares per $1,000 principal amount at maturity. See "Description of Debentures". We will not receive any cash proceeds on conversion of the debentures.

     Our common stock is traded on the New York Stock Exchange under the symbol "EPG."

     CSFB is making a market in the debentures; however, it is not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of CSFB. We do not intend to apply for listing of the debentures on any securities exchange. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the debentures.

     The selling security holders and any broker-dealers or agents that participate with the selling security holders in the distribution of the securities offered pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by the broker-dealers or agents and any profits realized by the selling security holders on the resales of the debentures and common stock purchased by them may be deemed to be underwriting commissions or discount under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling security holder will sell any or all of the debentures and common stock described in this prospectus, and any selling security holder may transfer, devise or gift such securities by other means not described in this prospectus.

     We originally sold the debentures to CSFB on February 28, 2001 in a private placement. We agreed to indemnify and hold CSFB harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the debentures by CSFB. The registration rights agreement pursuant to which we filed the registration statement to which this prospectus relates provides for us and the selling security holders to indemnify each other against certain liabilities arising under the Securities Act.

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

     In the ordinary course of business, CSFB and certain of its affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with us and our affiliates, including providing advisory services to us, for which they have received customary compensation.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax considerations to U.S. holders and the material U.S. federal income and estate tax considerations to non-U.S. holders relating to the purchase, ownership and disposition of the debentures or shares of common stock. This discussion is limited to holders of debentures who hold the debentures and any shares of common stock into which the debentures are converted as capital assets.

     This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the debentures or shares of common stock. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances such as the alternative minimum tax provisions or special rules applicable to certain categories of investors. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold debentures or shares of common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of debentures or shares of common stock which are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the debentures or shares of common stock.

     Please consult your own tax advisors as to the particular tax consequences to you of acquiring, holding, converting or otherwise disposing of the debentures and shares of common stock, including the effect and applicability of state, local or foreign tax laws.

U.S. HOLDERS

     You are a "U.S. holder" for purposes of this discussion if you are a holder of a debenture or common stock that is, for U.S. federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Original Issue Discount on the Debentures. The debentures were issued at a substantial discount from their principal amount. For U.S. federal income tax purposes, the excess of the principal amount of each debenture over its issue price constitutes original issue discount, or OID. The issue price of the debentures was $452.89 per $1000 principal amount at maturity. Thus, the OID of the debentures equals $547.11 per $1000 principal amount at maturity. As the holder of a debenture, subject to the rules for acquisition premium described below, you will be required to include OID in income as it accrues, in
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

accordance with a constant yield method, before receipt of the cash or stock attributable to that income, regardless of your regular method of accounting for U.S. federal income tax purposes. Under these rules, you will have to include in gross income increasingly greater amounts of OID in each successive accrual period. Your original tax basis for determining gain or loss on the sale or other disposition of a debenture will be increased by any accrued OID included in your gross income.

     Acquisition Premium. A U.S. holder of a debenture is generally subject to the rules for accruing OID described above. However, if your purchase price for the debenture exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the debenture after the purchase date, the excess is acquisition premium and is subject to special rules. The adjusted issue price of a debenture will be the issue price of the debenture increased by the accrued OID included in your income for all prior accrual periods.

     Acquisition premium ratably offsets the amount of accrued OID otherwise includible in your taxable income, that is, you may reduce the daily portions of OID by a fraction, the numerator of which is the excess of your purchase price for the debenture over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the debenture after the purchase date over the debenture's adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, you may elect to compute OID accruals with respect to the debentures by treating the purchase as a purchase at original issue and applying the rules described above under " -- Original Issue Discount on the Debentures."

     Market Discount. Under the market discount rules of the Code, a U.S. holder who purchases a debenture at a market discount generally will be required to treat any gain recognized on the disposition of the debenture as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the U.S. holder held the debenture. Market discount is generally defined as the amount by which your purchase price for a debenture is less than the revised issue price of the debenture on the date of purchase, subject to a statutory de minimis exception. A debenture's revised issue price equals the sum of the issue price of the debenture and the aggregate amount of the OID includible in the gross income of all holders of the debenture for periods before the acquisition of the debenture by the holder, likely reduced, although the Code does not expressly so provide, by any cash payment in respect of the debenture. If you acquire a debenture at a market discount you may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the debenture until you dispose of the debenture in a taxable transaction.

     A U.S. holder who has elected under applicable Code provisions to include market discount in income annually as the discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. In that case your tax basis in a debenture is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

     Election to Treat All Interest as Original Issue Discount. U.S. holders may elect to include in gross income all amounts in the nature of interest that accrue on a debenture, including any stated interest, acquisition discount, OID, market discount, de minimis market discount and unstated interest, as adjusted by acquisition premium, by using the rules described above under " -- Original Issue Discount on the Debentures." An election for a debenture with market discount results in a deemed election to accrue market discount in income currently for the debenture and for all other bonds you acquire with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with permission of the IRS. Your tax basis in a debenture is increased by each accrual of the amounts treated as OID under the election described in this paragraph.

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

     Sale, Exchange or Retirement of the Debentures. Except as described below, upon the sale, exchange or retirement of a debenture, you will recognize gain or loss equal to the difference between the sale or redemption proceeds and your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will generally equal your cost of the debenture increased by any OID or market discount previously included in income with respect to the debenture. Subject to the market discount rules discussed above, gain or loss realized on the sale, exchange or retirement of a debenture will generally be capital gain or loss and will be long term capital gain or loss if the debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Our election to pay interest on the debentures instead of accruing OID will not constitute a taxable exchange of the debentures to the holders, although the timing of income could be affected.

     Conversion of Debentures. The conversion of a debenture into common stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. To the extent the debentures converted into common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon disposition of that common stock. Your basis in the common stock received on conversion of a debenture will be the same as your basis in the debenture at the time of conversion, exclusive of any tax basis allocable to a fractional share. The holding period for the common stock received on conversion will include the holding period of the converted debenture, except that the holder's holding period for common stock attributable to accrued OID may commence on the day following the date of conversion. Subject to the market discount rules discussed above, the receipt of cash in lieu of a fractional share upon conversion of a debenture should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and your tax basis in the debenture allocable to the fractional share interest.

     Exercise of Repurchase Right. If you require us to repurchase a debenture on a repurchase date and if we issue shares of common stock in full satisfaction of the repurchase price, the exchange of a debenture for shares of common stock will be treated the same as a conversion. If you require us to repurchase a debenture on a repurchase date and if we deliver a combination of cash and common stock in payment of the repurchase price, then, in general, you will realize gain, but not loss, to the extent that the cash and the value of the common stock exceeds your adjusted tax basis in the debenture, but in no event will the amount of recognized gain exceed the amount of cash received. This gain will be subject to the rules governing market discount discussed above. Your basis in the common stock received will be the same as your basis in the debenture tendered, except for any basis allocable to a fractional share, decreased by the amount of cash received, other than cash received in lieu of a fractional share, and increased by the amount of any gain recognized, other than with respect to a fractional share. The holding period of the common stock received in the exchange will include the holding period for the debenture tendered to us, except that the holding period of shares attributable to OID may commence on the day following the date of delivery. Subject to the market discount rules discussed above, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss measured by the difference between the cash received for the fractional share interest and your tax basis in the debenture allocable to the fractional share interest. To the extent the debentures tendered in exchange for common stock have accrued market discount, the amount of the unrecognized accrued market discount will carry over to the common stock and will be treated as ordinary income upon disposition of that common stock.

     Adjustment of Conversion Rate. If at any time we make a distribution of property to stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the debentures is increased, that increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at our discretion or in certain other circumstances, that increase also may be deemed to be the payment of a taxable dividend to you.

     Ownership and Disposition of Common Stock. Distributions, if any, paid on shares of common stock generally will be includable in your income as ordinary income to the extent made from our current or accumulated earnings and profits. Subject to the market discount rules discussed above, upon the sale, exchange or other disposition of shares of common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the shares. You should consult your tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and losses, the deductibility of which is subject to limitations.

NON-U.S. HOLDERS

     You are a "non-U.S. holder" for purposes of this discussion if you are a holder of a debenture or common stock that is not a U.S. holder as described above.

     Withholding Tax on Payments of Principal and Original Issue Discount on Debentures. The payment to you of principal, including any OID included therein, on a debenture by us or any of our paying agents will not be subject to U.S. federal withholding tax, provided that in the case of a payment in respect of OID:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - you are not a controlled foreign corporation that is related to us within the meaning of the Internal Revenue Code; and

     - either (A) the beneficial owner of the debenture certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business and holds the debenture, certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Under section 871(h)(4) of the Code, otherwise exempt interest and OID is subject to U.S. federal withholding tax if such interest or OID is based on certain enumerated equity-like features. Although the IRS has not provided any guidance regarding the application of this provision to an instrument such as a debenture, we have been advised that this section should not apply and, accordingly, do not plan to withhold amounts, provided the conditions above are met.

     Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to OID on a debenture if that OID is effectively connected with a U.S. trade or business of yours. Effectively connected OID received by a non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate, subject to certain adjustments. That effectively connected OID will not be subject to withholding tax if the holder delivers a U.S. Treasury Form W-8ECI to the payor.

     Dividends. Dividends, if any, paid to you on shares of our common stock generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to satisfy certain certification requirements in order to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments.

     Gain on Disposition of the Debentures and Common Stock. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a debenture, including the exchange of a debenture for shares of common stock, or the sale or exchange of shares of common stock unless:

     - you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

     - in the case of an amount which is attributable to OID, you do not meet the conditions for exemption from U.S. federal withholding tax, as described in "Withholding Tax on Payments of Principal and Original Issue Discount on Debentures," above;

     - the gain is effectively connected with your conduct of a United States trade or business; or

     - we are, or have been during certain periods, a U.S. real property holding corporation for U.S. federal income tax purposes.

     If we are or have been a U.S. real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of the outstanding debentures or more than 5% of our outstanding common stock, and our common stock continues to be regularly traded on an established securities market for U.S. federal income tax purposes. If we are or have been a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to withholding tax, generally at a rate of 10% on the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     U.S. Federal Estate Tax. A debenture held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to the debenture would not have been effectively connected with the conduct by the individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, will be included in the individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. OID and any payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of common stock may be subject to information reporting and U.S. federal backup withholding tax at the rate of 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

     Non-U.S. Holders. If you are a non-U.S. holder you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal, including cash payments in respect of OID, on the debentures. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

                                 LEGAL MATTERS

     The validity of the debentures and the common stock have been passed upon for El Paso by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K/A dated May 17, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K/A dated May 17, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K/A dated May 17, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allows us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office      Chicago Regional Office
Room 1024                    Suite 100                     Citicorp Center
Judiciary Plaza              7 World Trade Center          Suite 1400
450 Fifth Street, N.W.       New York, New York 10048      500 West Madison Street
Washington, D.C. 20549                                     Chicago, Illinois
                                                           60661-2511

     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including El Paso, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the

SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2, 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, March 29, 2001, May 14, 2001 and 8-K/A filed on May 17,
       2001;

     - Proxy Statement for the Annual Meeting of Shareholders to be held on May 21, 2001, filed March 27, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A, dated April 5, 2001; and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

     We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus until all of the securities offered by this prospectus or any prospectus supplement have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.